SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 8-K


CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934

Date of Report (date of the earliest event reported): June 4, 1997


Ryan, Beck & Co., Inc.                                     .
(Exact name of registrant as specified in its charter)

New Jersey
	(State or other jurisdiction of incorporation)

22-1773796
(IRS Employer Identification No.)

0-14684
(Commission File Number)

80 Main Street, West Orange, New Jersey
(Address of principal executive offices)

07052
(Zip Code)

Registrant's telephone number, including area code:  (201) 325-
3000

This document consists of ___3____pages

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Item 5. 	Other Events

On June 3, 1997, Ryan, Beck & Co. Inc. (the "Company") announced that Fenwick H. Garvey resigned as Chairman of the Board and a director of the Company effective immediately. Richard B. Neff, a director of the Company, has been named Chairman of the Board.

A copy of the press release relating to such management changes and additional information is attached hereto and incorporated by reference herein.


Item 7.	Financial Statements, Pro Forma Financial
Information and Exhibits

( c )	Exhibits

1.	Press release dated June 4, 1997


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Ryan, Beck & Co., Inc.
Registrant

/s/ Leonard J. Stanley
Leonard J. Stanley
Senior Vice President, Chief Financial and Administrative Officer

Date:  June 6, 1997

Page 2 of 3

Press Contact:  Leonard J. Stanley, Senior Vice President

Linda S. Diana, Marketing Director

FOR IMMEDIATE RELEASE

RYAN, BECK & CO.  ANNOUNCES BOARD CHANGES

WEST ORANGE, NJ - June 4, 1997 -- Ryan, Beck & Co., Inc.
(NASDAQ: RBCO) today announced that Fenwick H. Garvey has resigned as Chairman of the Company's Board of Directors. Richard
B. Neff, a director since 1994, has been named Chairman of the Board.

Mr. Garvey, who has been with Ryan, Beck & Co. since 1969, stated
that his decision resulted from a desire to spend more time with his
young family.   Mr. Garvey will remain associated with Ryan, Beck as
a senior advisor, and will also retain his position with the Company's equity trading department. Mr. Garvey stated, "It has been an honor to have been part of Ryan, Beck virtually all of my professional career and I look forward to a continued association for many years to come. I am particularly enthusiastic that the Board agreed with my recommendation that Mr. Neff succeed me. He brings a new dimension of business expertise and acumen to our Company."

Richard B. Neff, 48, was appointed to Ryan, Beck's Board of
Directors in 1994 and is executive vice president and chief financial officer of DiGiorgio Corp., a wholesale food distributor headquartered in New Jersey, and president and chief executive officer of Las Plumas Lumber Co., LLC. Mr. Neff's appointment marks a new direction for the Company's Board of Directors, which had previously been chaired by an inside director.

In commenting on Mr. Garvey's announcement, Mr. Neff stated,
"Wick Garvey was instrumental in making Ryan, Beck & Co. the successful firm it is today. We regret, but respect, his decision and wish him well."

Ben A. Plotkin, President of Ryan, Beck, added, "I share Wick's excitement over Richard Neff's appointment. His diverse business experience will be a valuable asset to our Company and further emphasizes our stated commitment to diversifying revenues while enhancing shareholder value."

Ryan, Beck is headquartered in West Orange, New Jersey and engages in underwriting, market making, distribution, and trading of bank and thrift equity and debt securities and tax-exempt bonds; consulting, research, and financial services to the banking and thrift industries; insurance products and estate planning, and general securities brokerage.

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